                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
AXS-One Inc.:

We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheets of AXS-One Inc. and subsidiaries as of December 31,
2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated
March 30, 2005 on the related consolidated financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

July 12, 2005